Exhibit 99.1

Gordmans Stores, Inc. Announces Fourth Quarter and Fiscal Year 2011 Results

Fourth Quarter Diluted EPS Improved to $0.53;

Fourth Quarter Comparable Store Sales Increased 2.1%

Gross Profit Margin Increased 30 Basis Points

Omaha, Nebraska (March 19, 2012) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, today announced results for its fourth quarter (thirteen weeks) and fiscal year (fifty-two weeks) ended January 28, 2012.

Fourth Quarter Highlights

•	Net income increased 21.2% to $10.2 million compared to net income of $8.4 million in the fourth quarter of fiscal 2010.

•	Diluted earnings per share were $0.53.

•	Net sales increased 10.0% to $185.1 million compared to $168.4 million in the fourth quarter of fiscal 2010.

•	Comparable store sales increased 2.1% over the fourth quarter of fiscal 2010.

•	Gross profit margin increased 30 basis points over the fourth quarter of fiscal 2010 to 40.1%.

Fiscal Year 2011 Highlights

•

Net income increased 12.6% to $25.2 million compared to adjusted net income of $22.4 million in fiscal year 2010, which excludes pre-tax non-recurring charges of $10.6 million related to the Company’s initial public offering.

•	Diluted earnings per share were $1.30.

•	Net sales increased 6.7% to a record $551.5 million compared to $517.0 million for fiscal year 2010.

•	Gross profit margin increased 50 basis points over fiscal year 2010 to 43.9%.

Jeff Gordman, President and Chief Executive Officer, stated: “We delivered strong operating results for the fourth quarter driven primarily by comparable store sales growth of 2.1%, sales from the six new stores opened during 2011 and the continued expansion of our gross profit margins, as well as solid management of store level expenses. The sales and gross margin performance helped us leverage expenses and deliver adjusted net income growth of 21.2% over the fourth quarter last year. We begin 2012 with sound strategies in place to maintain our positive comparable store sales growth momentum and we are well positioned to successfully execute our aggressive store expansion plan.”

Fourth Quarter Financial Results

Net sales for the thirteen weeks ended January 28, 2012 increased 10.0% to $185.1 million from $168.4 million for the same period last year, which translated into a 2.1% comparable store sales increase. Gross profit increased by 30 basis points to $74.3 million, or 40.1% of net sales, from $67.1 million, or 39.8% of net sales, in the fourth quarter of fiscal 2010. Selling, general and administrative costs were $58.0 million, or 31.3% of net sales, compared to $53.3 million, or 31.7% of net sales, in the fourth quarter of fiscal 2010. The Company reported a 21.2% increase in net income to $10.2 million, or $0.53 per diluted share (based on 19,360,879 diluted weighted shares outstanding), compared to net income of $8.4 million, or $0.44 per diluted share (based on 19,273,315 diluted weighted shares outstanding), in the fourth quarter of fiscal 2010.

Fiscal Year 2011 Financial Results

Net sales for the fiscal year ended January 28, 2012 increased 6.7% to $551.5 million from $517.0 million in fiscal 2010 as a result of the opening of six new stores and a comparable store sales increase of 0.7%. Gross profit in fiscal 2011 increased by 50 basis points to $242.0 million, or 43.9% of net sales, from $224.3 million, or 43.4% of net sales, in the prior fiscal year. Selling, general and administrative costs were $201.1 million, or 36.5% of net sales, compared to $198.3 million, or 38.4% of net sales, in fiscal 2010. Selling, general and administrative costs for fiscal year 2010 include one-time, pre-tax expenses of $10.6 million related to the Company’s initial public offering in August 2010. Excluding these one-time expenses, non-GAAP adjusted selling, general and administrative costs were $187.7 million, or 36.3% of net sales, in fiscal 2010. Net income in fiscal 2011 was $25.2 million, or $1.30 per diluted share (based on 19,370,290 diluted weighted average shares outstanding), compared to net income of $15.6 million in fiscal 2010. Excluding the one-time, pre-tax expenses of $10.6 million related to the initial public offering, non-GAAP adjusted net income for fiscal year 2010 was $22.4 million, or $1.28 per diluted share (based on 17,454,458 diluted weighted average shares outstanding).

Outlook

For the first quarter of fiscal year 2012 ending April 28, 2012, the Company currently expects net sales to be between $132 million and $133 million, which reflect a low single digit comparable store sales increase. The Company projects diluted earnings per share in the range of $0.40 to $0.41 (using a diluted share count of approximately 19.4 million shares). For the fiscal year ending February 2, 2013, a fifty-three week fiscal year compared to fifty-two week fiscal year 2011, the Company expects net sales to be between $629 million and $634 million, which reflects the opening of nine new stores and a low single digit comparable store sales increase. The Company projects diluted earnings per share to be in the range of $1.46 to $1.51 (using a diluted share count of approximately 19.4 million).

Conference Call Information

A conference call to discuss fourth quarter financial results is scheduled for today, March 19, 2012 at 4:30 p.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes apparel for all ages, accessories, footwear, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans operates 77 stores in 17 primarily Midwestern and surrounding states. For more information about Gordmans, visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income, comparable store sales, diluted earnings per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; and (6) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	January 28, 2012	January 29, 2011
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,413	$29,368
Accounts receivable	1,787	1,557
Landlord receivable	9,939	2,077
Income taxes receivable	2,805	1,375
Merchandise inventories	65,335	59,775
Deferred income taxes	2,964	2,417
Prepaid expenses and other current assets	5,239	5,394

Total current assets	123,482	101,963
PROPERTY AND EQUIPMENT, net	34,507	18,240
INTANGIBLE ASSETS, net	2,078	2,166
DEFERRED INCOME TAXES	—	486
OTHER ASSETS	2,546	2,279

TOTAL ASSETS	$162,613	$125,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$36,034	$36,833
Accrued expenses	26,464	26,672
Current portion of long-term debt	655	1,932

Total current liabilities	63,153	65,437

NONCURRENT LIABILITIES:
Long-term debt, less current portion	189	956
Deferred rent	14,914	6,655
Deferred income taxes	6,604	—
Other liabilities	30	33

Total noncurrent liabilities	21,737	7,644

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	19	19
Additional paid-in capital	51,327	50,830
Retained earnings	26,377	1,204

Total stockholders’ equity	77,723	52,053

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$162,613	$125,134

GORDMANS STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Share Data)

	13 Weeks Ended January 28, 2012 (Unaudited)	13 Weeks Ended January 29, 2011 (Unaudited)	52 Weeks Ended January 28, 2012 (Unaudited)	52 Weeks Ended January 29, 2011
Net sales	$185,148	$168,386	$551,476	$517,001
License fees from leased departments	1,792	1,678	6,670	6,321
Cost of sales	(112,627)	(102,984)	(316,167)	(299,060)

Gross profit	74,313	67,080	241,979	224,262
Selling, general and administrative expenses	(58,012)	(53,319)	(201,084)	(198,302)

Income from operations	16,301	13,761	40,895	25,960
Interest expense	(155)	(173)	(610)	(744)

Income before taxes	16,146	13,588	40,285	25,216
Income tax expense	(5,939)	(5,163)	(15,112)	(9,618)

Net income	$10,207	$8,425	$25,173	$15,598

Basic earnings per share	$0.54	$0.44	$1.32	$0.91
Diluted earnings per share	$0.53	$0.44	$1.30	$0.89

Basic weighted average shares outstanding	19,095,046	19,062,621	19,098,377	17,212,019
Diluted weighted average shares outstanding	19,360,879	19,273,315	19,370,290	17,454,458

GORDMANS STORES, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Dollars in Thousands Except Share Data)

(Unaudited)

The following information provides reconciliations of non-GAAP financial measures presented in the accompanying earnings release to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying earnings release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the earnings release. The non-GAAP financial measures in the accompanying earnings release may differ from similar measures used by other companies.

As used in the accompanying earnings release, the company defines “non-GAAP” as reported amounts for the periods presented to exclude the effects of one-time, pre-tax charges related to the initial public offering, which were primarily fees associated with the termination of our consulting agreement with Sun Capital Partners Management V, LLC (“Sun Capital Management”). These non-GAAP financial measures provide the company and investors with an understanding of the company’s financial measures adjusted to exclude the effect of the charges described above.

These non-GAAP financial measures assist the company and investors in making a ready comparison of the company’s financial measures for fiscal year 2010 against the company’s results for the current year period. The following table reconciles non-GAAP measures to the related GAAP financial measure for the period presented:

	Fiscal Year 2010 Ended January 29, 2011
	GAAP Basis As Reported	Amounts Adjusted		Non-GAAP As Adjusted
Net sales	$517,001	$—		$517,001
License fees from leased departments	6,321	—		6,321
Cost of sales	(299,060)	—		(299,060)

Gross profit	224,262	—		224,262
Selling, general and administrative expenses	(198,302)	10,589	(1)	(187,713)

Income from operations	25,960	10,589		36,549
Interest expense, net	(744)	—		(744)

Income before taxes	25,216	10,589		35,805
Income tax expense	(9,618)	(3,837)		(13,455)

Net income	$15,598	$6,752		$22,350

Basic earnings per share	$0.91	$0.39		$1.30
Diluted earnings per share	$0.89	$0.39		$1.28

Basic weighted average shares outstanding	17,212,019	17,212,019		17,212,019
Diluted weighted average shares outstanding	17,454,458	17,454,458		17,454,458

(1)	Includes one-time pre-tax charges of $10.6 million related to the initial public offering, which were primarily fees associated with the termination of our consulting agreement with Sun Capital Management.

Company Contact:

Mike James

Chief Financial Officer

(402) 691-4126

Investor Relations:

ICR, Inc.

Brendon Frey / James Palczynski

(203) 682-8200